Exhibit 15
               Letter re unaudited interim financial information


November 10, 2000



To Musicland Stores Corporation:

We are aware that Musicland Stores Corporation has incorporated by reference in its Registration Statements Nos. 33-50520, 33-50522, 33-50524, 33-82130,
33-99146,  333-51401,  333-68275  and  333-44682,  its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 25, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP